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                       LIST OF SUBSIDIARIES OF THE COMPANY



Martin Lawrence Limited Editions of California, Inc., a California corporation


Martin Lawrence Frame Shops, Inc., a California corporation


Masterpieces of the World, Inc., a California corporation





                                  Exhibit 22.1